Special  Meeting  of  Shareholders,  October  20,  1999:
A Special Meeting of Shareholders of The Internet Fund (the "Fund"), was held October 20, 1999, at 17 State Street, New York, New York 10004. As of August 25, 1999, the record date, outstanding shares of the Fund were 20,321,988. Holders of 16,234,882 shares of the Fund were present at the meeting in person or by proxy, being the holders of a majority of the outstanding shares of the Fund and thus constituting a quorum. The shareholder voted on five proposals.

The shareholders elected Directors to the Board of Directors and the ratification of the selection of independent auditors, the adoption of a master-feeder fund structure, a change to permit the Fund to be a non-diversified investment company, and to recognize the Fund as a series of Kinetics Mutual Funds, Inc., a Maryland corporation.

                                                    Withhold/    Broker Shares
                            For        Against       Abstain       Not Voted
Election of Board
of Directors:

    Joseph E. Breslin     15,326,409      ---        908,473          ---
    Kathleen Campbell     15,306,198      ---        928,684          ---
     Douglas Cohen        15,322,352      ---        912,530          ---
     William J. Graham    15,314,551      ---        920,331          ---
     Steven T. Russell    15,319,949      ---        914,933          ---
     Steven R. Samson     15,318,204      ---        916,678          ---
    Murray Stahl          15,317,044      ---        917,838          ---
    John J. Sullivan      15,311,804      ---        923,078          ---

Ratification of the
Selection of McCurdy &
Associates CPA's, Inc.
as Independent Auditors:  15,041,035     328,605     865,242          ---

Permit Adoption of a
Master-Feeder Fund
Structure:                13,285,717     929,294    1,090,634       929,237

Permit the Fund to be
a Non-Diversified
Investment Company:       13,382,859     919,754    1,003,032       929,237

Reorganize the Fund as
a Series of Kinetics
Mutual Funds, Inc.:       13,628,721     792,179      884,745       929,237